Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in the Registration Statement of Data Systems & Software Inc. on Form S-3 (Registration No. 333-90017) of (i) the report of Igal Brightman & Co. dated March 31, 1997, relating to the consolidated financial statements of Data Systems & Software Inc. and (ii) the report of Brightman Bar-Levav Friedman & Co. dated January 26, 1999 relating to the consolidated financial statements of Tower Semiconductor Ltd., both such reports appearing in the Annual Report on Form 10-K of Data Systems & Software Inc. for the year ended December 31, 1998; and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Brightman Almagor & Co.
Certified Public Accountants (Isr.)


Tel Aviv, Israel
December 7, 1999